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| FORM 3A |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+---------+                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Calder                      Dale                              E.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        257 Great Valley Parkway
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                                   (Street)

        Malvern                       PA                              19355
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)  12/07/01
                                                      --------------------------

3.  IRS Identification Number of Reporting Person if an entity
    (Voluntary)
                ----------------------------------------------------------------

4.  Issuer Name and Ticker or Trading Symbol  Axeda Systems Inc ("XEDA")
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

      XXX   Director                               ___ 10% Owner
    -------

      XXX   Officer                                ___  Other
    ------- (give title below)                          (specify below)

                President and Member of the Board of Directors
    ---------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)  12/17/2001
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

---------------------------------------------------------------------------------------------------------
1. Title                    2. Amount of                3. Ownership Form:           4. Nature of
   of                          Securities Bene-            Direct (D) or                Indirect Bene-
   Security                    ficially Owned              Indirect (I)                 ficial Ownership
   (Instr. 4)                  (Instr. 4)                  (Instr. 5)                   (Instr. 5)
---------------------------------------------------------------------------------------------------------
  Axeda Common Stock              106,741                       D
---------------------------------------------------------------------------------------------------------
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reported person, see Instruction
5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)     Table II--Derivative Securities Beneficially Owned (e.g.,
                       puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
    Options to Acquire
    Common Stock/1/            12/7/03   12/6/11   Common Stock         300,000        0.01                D
------------------------------------------------------------------------------------------------------------------------------------
    Options to Acquire
    Common Stock/1/            12/7/03   12/6/11   Common Stock         200,000        2.14                D
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

Explanation of Responses: /1/These options vest as follows: 25% Vested immediately the remainder over 2 years (1/24 per month)

                              ________________________________  ________________
                              **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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